UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                 SCHEDULE 13G/A

                                 Amendment No. 5

                    Under the Securities Exchange Act of 1934

                                Harte-Hanks, Inc.
                                -----------------
                                (Name of Issuer)


                     Common Stock, par value $1.00 per share
                     ---------------------------------------
                         (Title of Class of Securities)


                                   416196 10 3
                                   -----------
                                 (CUSIP Number)

CUSIP NO. 416196 10 3                  13G
          -----------

--------------------------------------------------------------------------------
1.       Name of Reporting Person                    Train, Smith Counsel LLC
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box                   (a) _______________________
         if a Member of a Group
                                                     (b) _______________________
--------------------------------------------------------------------------------
3.       S.E.C. Use Only
--------------------------------------------------------------------------------
4.       Citizenship or Place of                     New York
         Organization
--------------------------------------------------------------------------------
Number of Shares           (5) Sole Voting Power
Beneficially                                         3,724,367
Owned by Each              (6) Shared Voting
Reporting Person               Power                 0
with                       (7) Sole Dispositive
                               Power                 2,669,647
                           (8) Shared Dispositive
                               Power                 1,967,292
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially
         Owned by Each Reporting Person              4,636,939
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares                                      [ ]
--------------------------------------------------------------------------------
11.      Percent of Class Represented
         by Amount in Row 9                          6.5%
--------------------------------------------------------------------------------
12.      Type of Reporting Person                    IA
--------------------------------------------------------------------------------

CUSIP NO. 416196 10 3                  13G
          -----------

--------------------------------------------------------------------------------
1.       Name of Reporting Person                    F. Randall Smith
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box                   (a) _______________________
         if a Member of a Group
                                                     (b) _______________________
--------------------------------------------------------------------------------
3.       S.E.C. Use Only
--------------------------------------------------------------------------------
4.       Citizenship or Place of                     United States
         Organization
--------------------------------------------------------------------------------
Number of Shares           (5) Sole Voting Power
Beneficially                                         3,724,367
Owned by Each              (6) Shared Voting
Reporting Person               Power                 0
with                       (7) Sole Dispositive
                               Power                 2,669,647
                           (8) Shared Dispositive
                               Power                 1,967,292
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially
         Owned by Each Reporting Person              4,636,939
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares                                      [ ]
--------------------------------------------------------------------------------
11.      Percent of Class Represented
         by Amount in Row 9                          6.5%
--------------------------------------------------------------------------------
12.      Type of Reporting Person                    IN
--------------------------------------------------------------------------------

CUSIP NO. 416196 10 3                  13G
          -----------

--------------------------------------------------------------------------------
1.       Name of Reporting Person                    John H. Rogicki
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box                   (a) _______________________
         if a Member of a Group
                                                     (b) _______________________
--------------------------------------------------------------------------------
3.       S.E.C. Use Only
--------------------------------------------------------------------------------
4.       Citizenship or Place of                     United States
         Organization
--------------------------------------------------------------------------------
Number of Shares           (5) Sole Voting Power
Beneficially                                         3,724,367
Owned by Each              (6) Shared Voting
Reporting Person               Power                 0
with                       (7) Sole Dispositive
                               Power                 2,669,647
                           (8) Shared Dispositive
                               Power                 1,967,292
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially
         Owned by Each Reporting Person              4,636,939
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares                                      [ ]
--------------------------------------------------------------------------------
11.      Percent of Class Represented
         by Amount in Row 9                          6.5%
--------------------------------------------------------------------------------
12.      Type of Reporting Person                    IN
--------------------------------------------------------------------------------

CUSIP NO. 416196 10 3                  13G
          -----------

--------------------------------------------------------------------------------
1.       Name of Reporting Person                    Henry D. Babcock
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box                   (a) _______________________
         if a Member of a Group
                                                     (b) _______________________
--------------------------------------------------------------------------------
3.       S.E.C. Use Only
--------------------------------------------------------------------------------
4.       Citizenship or Place of                     United States
         Organization
--------------------------------------------------------------------------------
Number of Shares           (5) Sole Voting Power
Beneficially                                         3,724,367
Owned by Each              (6) Shared Voting
Reporting Person               Power                 0
with                       (7) Sole Dispositive
                               Power                 2,669,647
                           (8) Shared Dispositive
                               Power                 1,967,292
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially
         Owned by Each Reporting Person              4,636,939
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares                                      [ ]
--------------------------------------------------------------------------------
11.      Percent of Class Represented
         by Amount in Row 9                          6.5%
--------------------------------------------------------------------------------
12.      Type of Reporting Person                    IN
--------------------------------------------------------------------------------

CUSIP NO. 416196 10 3                  13G
          -----------

--------------------------------------------------------------------------------
1.       Name of Reporting Person                    Concord International
         S.S. or I.R.S. Identifica-                  Investment Group, L.P.
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box                   (a) _______________________
         if a Member of a Group
                                                     (b) _______________________
--------------------------------------------------------------------------------
3.       S.E.C. Use Only
--------------------------------------------------------------------------------
4.       Citizenship or Place of                     Delaware
         Organization
--------------------------------------------------------------------------------
Number of Shares           (5) Sole Voting Power
Beneficially                                         3,724,367
Owned by Each              (6) Shared Voting
Reporting Person               Power                 0
with                       (7) Sole Dispositive
                               Power                 2,669,647
                           (8) Shared Dispositive
                               Power                 1,967,292
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially
         Owned by Each Reporting Person              4,636,939
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares                                      [ ]
--------------------------------------------------------------------------------
11.      Percent of Class Represented
         by Amount in Row 9                          6.5%
--------------------------------------------------------------------------------
12.      Type of Reporting Person                    PN
--------------------------------------------------------------------------------

CUSIP NO. 416196 10 3                  13G
          -----------

--------------------------------------------------------------------------------
1.       Name of Reporting Person                    T.K. International
         S.S. or I.R.S. Identifica-                  Corporation
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box                   (a) _______________________
         if a Member of a Group
                                                     (b) _______________________
--------------------------------------------------------------------------------
3.       S.E.C. Use Only
--------------------------------------------------------------------------------
4.       Citizenship or Place of                     Delaware
         Organization
--------------------------------------------------------------------------------
Number of Shares           (5) Sole Voting Power
Beneficially                                         3,724,367
Owned by Each              (6) Shared Voting
Reporting Person               Power                 0
with                       (7) Sole Dispositive
                               Power                 2,669,647
                           (8) Shared Dispositive
                               Power                 1,967,292
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially
         Owned by Each Reporting Person              4,636,939
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares                                      [ ]
--------------------------------------------------------------------------------
11.      Percent of Class Represented
         by Amount in Row 9                          6.5%
--------------------------------------------------------------------------------
12.      Type of Reporting Person                    CO
--------------------------------------------------------------------------------

CUSIP NO. 416196 10 3                  13G
          -----------

--------------------------------------------------------------------------------
1.       Name of Reporting Person                    Mohamed S. Younes
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box                   (a) _______________________
         if a Member of a Group
                                                     (b) _______________________
--------------------------------------------------------------------------------
3.       S.E.C. Use Only
--------------------------------------------------------------------------------
4.       Citizenship or Place of                     United States
         Organization
--------------------------------------------------------------------------------
Number of Shares           (5) Sole Voting Power
Beneficially                                         3,724,367
Owned by Each              (6) Shared Voting
Reporting Person               Power                 0
with                       (7) Sole Dispositive
                               Power                 2,669,647
                           (8) Shared Dispositive
                               Power                 1,967,292
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially
         Owned by Each Reporting Person              4,636,939
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares                                      [ ]
--------------------------------------------------------------------------------
11.      Percent of Class Represented
         by Amount in Row 9                          6.5%
--------------------------------------------------------------------------------
12.      Type of Reporting Person                    IN
--------------------------------------------------------------------------------

Item 1(a) Name of Issuer:

         Harte-Hanks, Inc. (the "Issuer")

Item 1(b) Address of Issuer's Principal Executive Offices:

         200 Concord Plaza Drive
         San Antonio, TX  78216

Item 2(a) Name of Person Filing:

         This Statement is being filed by:

                    (i) Train, Smith Counsel LLC, a New York limited liability company and an Investment Adviser registered under the Investment Advisers Act of 1940 ("TSC");

                   (ii)        F. Randall Smith, Henry D. Babcock, John
                               H. Rogicki and Concord International
                               Investments Group, L.P. a Delaware
                               Limited Partnership ("Concord"), the
                               members of TSC who, for purposes of the
                               Securities Exchange Act of 1934, as
                               amended (the "Act") are deemed to
                               control TSC;

                  (iii) T.K. International Corporation, a Delaware Corporation ("TK"), the sole general partner of Concord, which, for purposes of the Act, is deemed to control Concord; and

                   (iv) Mr. Mohamed S. Younes, the majority shareholder of TK (all such persons in (i) through (iv) being hereinafter referred to as the "Reporting Persons").

Item 2(b) Address of Principal Business Office:

         The address of the principal business office of each of the Reporting Persons is 667 Madison Avenue, New York, NY 10021.

Item 2(c) Citizenship:

         See Item 4 of the cover pages attached hereto.

Item 2(d) Title of Class of Securities:

         Common Stock, par value $1.00 per share (the "Common Stock")

Item 2(e) CUSIP Number:

         416196 10 3

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a) ( )  Broker or Dealer registered under Section 15 of the Act

         (b) ( )  Bank as defined in Section 3(a)(6) of the Act

         (c) ( )  Insurance Company as defined in Section 3(a)(19) of the Act

         (d) ( ) Investment Company registered under Section 8 of the Investment Company Act

         (e) (X) Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

         (f) ( ) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss. 140.13d-1(b)(1)(ii)(F)

         (g) ( )  Parent Holding Company, in accordance with ss.
                  240.13d-1(b)(ii)(G)

         (h) ( )  Group, in accordance with ss. 240.13d-1(b)(1)(ii)(H)

Item 4.  Ownership:

         As of December 31, 1998, TSC was the beneficial owner of 4,636,939 shares of Common Stock (the "TSC Shares").

         Concord and Messrs. Smith, Babcock and Rogicki, through their deemed control (for purposes of the Act) of TSC, TK through its deemed control (for purposes of the Act) of Concord and Mr. Younes through his control of TK, are deemed to beneficially own all of the TSC Shares.

         The TSC Shares constitute 6.5% of the outstanding shares of Common Stock based on 71,258,052 shares of Common Stock outstanding as of December 31, 1998.

         The Reporting Persons have sole power to dispose and direct the disposition of 2,669,647 of the TSC Shares and have shared power to dispose and to direct the disposition of 1,967,292 of the TSC Shares.

         The Reporting Persons have sole power to vote and to direct the vote of 3,724,367 of such shares and, as to the remaining 912,572 TSC Shares, certain clients of TSC have sole power to vote and to direct the vote of such shares.

Item 5.  Ownership of Five Percent or Less of a Class:

         Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

         Not applicable.

Item 8.  Identification and Classification of Members of the Group:

         Not applicable.

Item 9.  Notice of Dissolution of Group:

         Not applicable.

Item 10. Certification:

         By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   Signatures

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this Statement is true, complete and correct.

Date:  February 8, 1999

                                              Train, Smith Counsel LLC

                                              By: /s/ John H. Rogicki
                                              -----------------------
                                              Name:  John H. Rogicki
                                              Title: Member and Chief
                                                     Operating Officer

                                              /s/ F. Randall Smith
                                              --------------------
                                              F. Randall Smith

                                              /s/ Henry D. Babcock
                                              --------------------
                                              Henry D. Babcock

                                              /s/ John H. Rogicki
                                              -------------------
                                              John H. Rogicki

                                   Signatures

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this Statement is true, complete and correct.

Date:  February 8, 1999

                                              CONCORD INTERNATIONAL
                                              INVESTMENTS GROUP, L.P.

                                              By: T.K. International
                                              Corporation,
                                                  General Partner

                                              By: /s/ Mohamed S. Younes
                                              -------------------------
                                              Name:  Mohamed S. Younes
                                              Title: President


                                              T.K. INTERNATIONAL CORPORATION

                                              By: /s/ Mohamed S. Younes
                                              -------------------------
                                              Name:  Mohamed S. Younes
                                              Title: President

                                              /s/ Mohamed S. Younes
                                              ---------------------
                                              Mohamed S. Younes